UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 22, 2014 (December 18, 2014)

MAGNUM HUNTER RESOURCES CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32997 (Commission File Number)	86-0879278 (I.R.S. Employer Identification Number)

777 Post Oak Boulevard, Suite 650

Houston, Texas 77056

(Address of principal executive offices, including zip code)

(832) 369-6986

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01              Other Events.

Pursuant to a Current Report on Form 8-K filed on November 24, 2014, Magnum Hunter Resources Corporation (“Magnum Hunter”) reported that Magnum Hunter, Eureka Hunter Holdings, LLC, a Delaware limited liability company and an affiliate of Magnum Hunter (“Eureka Hunter Holdings”), and MSIP II Buffalo Holdings, LLC (“MSIP II BH”), an affiliate of Morgan Stanley Infrastructure Partners II and certain parallel and related funds, entered into a letter agreement dated November 18, 2014 (the “Letter Agreement”).  The Letter Agreement provided, among other things, that on or before December 19, 2014, (i) MSIP II BH, as the holder of the Series A-2 Common Units in Eureka Hunter Holdings, would make a $10 million cash capital contribution to Eureka Hunter Holdings for additional Series A-2 Common Units and (ii) Magnum Hunter, as a holder of Series A-1 Common Units in Eureka Hunter Holdings, would sell MSIP II BH a specified portion of Magnum Hunter’s Series A-1 Common Units for $55 million in cash.

On December 18, 2014, MSIP II BH made its $10 million cash capital contribution to Eureka Hunter Holdings for 283,414 Series A-2 Common Units and purchased from Magnum Hunter an additional 1,505,374 Series A-1 Common Units in Eureka Hunter Holdings for $55 million in cash, which additional Series A-1 Common Units were immediately converted into an identical number of Series A-2 Common Units.

Following the closing of both of these transactions, Magnum Hunter and MSIP II BH own approximately 48.60% and 49.84%, respectively, of the Class A Common Units in Eureka Hunter Holdings.  Pursuant to the Second Amended and Restated Limited Liability Company Agreement of Eureka Hunter Holdings dated October 3, 2014, as a result of MSIP II BH’s purchase of Series A-1 Common Units from Magnum Hunter, the Board of Managers of Eureka Hunter Holdings was expanded from five to six managers and MSIP II BH appointed an MSIP II BH representative as the sixth manager, so that currently the Board of Managers of Eureka Hunter Holdings consists of three representatives of Magnum Hunter and three representatives of MSIP II BH.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGNUM HUNTER RESOURCES CORPORATION

Date: December 22, 2014	/s/ Gary C. Evans
Gary C. Evans,
Chairman and Chief Executive Officer